Exhibit (d)(B)

STOCK OPTION AWARD AGREEMENT

Name of Award Recipient:	«Optionee»	Option Number:	«Option_Number»
Employee ID Number:	«ID»	Plan:	«Plan»

Effective «Option_Date», you have been awarded this grant (the “Grant”) of non-qualified stock options (the “Options”) to buy «Shares_Granted» shares (the “Option Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Vicor Corporation (the “Company”) at an exercise price of «Option_Price» per share (the “Option Exercise Price”). The Options will expire on «Expiration_Date» (the “Expiration Date”).

The aggregate Option Exercise Price (i.e., the product of the Option Exercise Price and the total number of Option Shares) is «Total_Option_Price» (the “Total Option Price”).

Shares of Common Stock have been reserved for issuance under the terms of the Company’s Amended and Restated 2000 Stock Option and Incentive Plan, as amended (the “2000 Plan”). The shares underlying your Grant will become vested and exercisable on the vesting dates shown below subject to the terms and conditions set forth in the 2000 Plan and the terms and conditions set forth below (the “Award Terms and Conditions”).

NUMBER OF OPTION SHARES EXERCISABLE	VESTING DATES
«Vest_Shares_1»	«Vest_Date_1»
«Vest_Shares_2»	«Vest_Date_2»
«Vest_Shares_3»	«Vest_Date_3»
«Vest_Shares_4»	«Vest_Date_4»
«Vest_Shares_5»	«Vest_Date_5»

Pursuant to the 2000 Plan, the Company hereby evidences this Grant to the award recipient named above (the “Award Recipient”) of Options to purchase on or prior to the Expiration Date all or any part of the number of shares of Option Shares at the Option Exercise Price per share specified above, in accordance with the vesting schedule set forth above and subject to the terms and conditions of the 2000 Plan and the Award Terms and Conditions.

VICOR CORPORATION	Date

ACKNOWLEDGED AND AGREED:

Receipt is acknowledged of the foregoing Grant of the Options, and I hereby agree to the terms and conditions of the 2000 Plan and the Award Terms and Conditions.

Award Recipient: «Optionee» Address: «Address_1» «Address_2» «City», «State» «Zip» «Country»	Date

TERMS AND CONDITIONS

FOR THE GRANT OF NON-QUALIFIED STOCK OPTIONS UNDER

THE VICOR CORPORATION AMENDED AND RESTATED 2000 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

The following are the terms and conditions of the Grant described on the preceding page (these “Award Terms and Conditions”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms on the preceding page.

1.	Non-Qualified Stock Options. The Options awarded under this Grant are intended to be non-qualified stock options and are not intended to be treated, and shall not be treated, as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Grant Administration. The Company uses the Corporate Services Department of the E*TRADE Securities unit of E-Trade Financial Corporation (“E*TRADE”) for administration and transaction processing of Options. The Award Recipient has a transactional account established by Vicor in his or her name, at no charge to the Award Recipient, with E*TRADE. E*TRADE provides grant and vesting recordkeeping services to the Award Recipient, who is required to use E*TRADE to exercise his or her vested Options. When the Award Recipient account is established, the nationality and domicile of the Award Recipient are recorded, and the applicable restrictions on transaction activity, if any, are implemented. It is the Award Recipient’s responsibility to become familiar with the use of his or her E*TRADE account and to comply with all E*TRADE policies.

3.	Vesting. Subject to the provisions of Section 8 below, and except as otherwise determined by the Administrator (as defined in the 2000 Plan), the Options shall become vested and exercisable with respect to the number of Option Shares set forth above under the heading “Number of Option Shares Exercisable” on the respective “Vesting Dates,” provided that the Award Recipient continues to be an employee, member of the Board of Directors (a “Director”) or third-party service provider of the Company or any of the Company’s Subsidiaries (as defined in the 2000 Plan) during such periods. Subject to the terms and conditions of the 2000 Plan and these Award Terms and Conditions, once vested, Options shall continue to be exercisable at any time or times, in whole or in part, prior to the Expiration Date. Award Recipients will receive notification from E*TRADE of vesting of their Options.

4.	Term. Notwithstanding any other provision hereof or of the 2000 Plan, no Option awarded under this Grant shall be exercisable after the Expiration Date of that Option.

5.	Exercise of Options. The Award Recipient may exercise vested Options only as set forth in Section 5(a)(iv) of the 2000 Plan, which requires the Award Recipient to give written notice (the “Notice”) to the Company of an election to exercise some or all of his or her vested Options. Such Notice should be delivered by email to option.plan.administrator@vicr.com.

(a)	In the event the Award Recipient seeks to exercise vested Options with the intent to hold the Option Shares so purchased, the Notice must specify both the number of Option Shares to be purchased (i.e., the number of Options to be exercised) and the form of delivery (i.e., whether the Award Recipient requires physical delivery of stock certificates representing the purchased Option Shares or accepts the “book-entry” process, whereby the Company’s transfer agent facilitates deposit of the Option Shares into the Award Recipient’s E*TRADE account). Upon receipt of such Notice, the Company will send an email to the Award Recipient acknowledging receipt and providing instructions as to how the Award Recipient should deliver all or the applicable portion of the Total Option Price for the Option Shares to be purchased.

No stock certificates for Option Shares will be issued to the Award Recipient until the Company has completed all steps required hereunder and by law to be taken in connection with the issue and sale of the Option Shares. Until the Award Recipient shall have complied with the requirements hereof and of the 2000 Plan, the Company shall be under no obligation to issue the Option Shares subject to this Grant, and the determination of the Administrator as to such compliance shall be final and binding on the Award Recipient. The Award Recipient shall not be deemed for any purpose to be the owner of any Option Shares subject to this Grant until such Option Shares have been issued in accordance with the foregoing provisions.

(b)	In the event the Award Recipient intends to effect a “cashless exercise”[1] of the Options subject to this Grant, the Notice must so specify and must include the number of Options to be so exercised. Upon receipt of

[1]

In summary, a “cashless exercise” is a transaction in which (i) E*TRADE, within the terms of a prior margin account arrangement with Vicor, lends the Award Recipient the Exercise Price for the Option Shares to be purchased from Vicor, (ii) E*TRADE then sells on the open market, on behalf of the Award Recipient, a number of shares equal to the Option Shares, (iii) E*TRADE forwards the proceeds from this open market sale to Vicor, which delivers the Option Shares to E*TRADE for settlement of the open market sale, and (iv) E*TRADE, at settlement, transfers to the Award Recipient’s account an amount equal to the gain on the exercise and sale, net of fees, taxes, and commissions. It is also possible to effect a “cashless exercise” without ultimately selling all of your Option Shares; please consult E*TRADE for additional information.

such Notice, the Company will send an email to the Award Recipient acknowledging receipt of the Notice and will contact E*TRADE regarding the intentions of the Award Recipient. After the Award Recipient receives the acknowledgement email, he or she must contact E*TRADE to complete the transaction.[2] The Company will not complete cashless exercise transactions on behalf of Award Recipients.

The Company will not contact E*TRADE or otherwise proceed with a cashless exercise transaction until it has satisfied itself the transaction will be in compliance with applicable laws and regulations, including without limitation, all applicable U.S. federal and state securities laws and regulations, and the laws and regulations of any foreign jurisdiction in which the Award Recipient is domiciled, including those associated with securities trading and ownership, tax, and currency restrictions.

6.	Tax Withholding. Consistent with Section 12 of the 2000 Plan, the Award Recipient shall have full responsibility for payment to the Company, or completion of arrangements for necessary payment to the Company, of any amounts required by law to be withheld by the Company with regard to the value of this Grant, the value of any Option Shares issued upon the exercise of the Options associated with this Grant, or the value of the gain realized upon completion of a cashless exercise of Options.

7.	Non-transferability. Except as provided explicitly in Section 7 below, this Grant and the associated Options are personal to the Award Recipient, are non-assignable, and are not transferable by the Award Recipient otherwise than by will or by the laws of descent and distribution, and the Option shall be exercisable, during the Award Recipient’s lifetime, only by the Award Recipient.

8.	Termination of Employment.

a.	If the Award Recipient’s employment, term as a Director or service with the Company or any of its Subsidiaries is terminated at the Award Recipient’s election or as a result of the Award Recipient’s death or disability, the Options associated with this Grant may be exercised by the Award Recipient or his or her legal representative or the executors or administrators of his or her estate, as the case may be, to the extent vested on the date of termination, for a period of 90 calendar days from the date of termination, or until the Expiration Date, whichever is earlier. Any such Options not vested on the date of the Award Recipient’s termination shall terminate immediately and be of no further force or effect.

b.	If the Award Recipient’s employment, term as a Director or service with the Company or any of its Subsidiaries is terminated at the Company’s or its Subsidiary’s election, the Options associated with this Grant may be exercised by the Award Recipient, to the extent vested on the date of termination, for a period of 30 calendar days from the date of termination, or until the Expiration Date, whichever is earlier. Any such Options not vested on the date of the Award Recipient’s termination shall terminate immediately and be of no further force or effect.

c.	Notwithstanding anything herein to the contrary, if the Award Recipient is an employee of the Company or any of its Subsidiaries and the Award Recipient (i) voluntarily terminates his or her employment with Vicor or a Subsidiary, (ii) has been a full-time employee of Vicor or a Subsidiary for at least five years prior to the date of such termination, (iii) does not obtain any full-time employment or consulting engagement following such termination, and (iv) does not obtain any part-time employment or consulting engagement following such termination that, in the sole discretion of the Administrator, is competitive with the business of Vicor or its Subsidiaries, the Award Recipient will be deemed by the Administrator to have “retired” and any Options held by such Award Recipient shall remain outstanding and will continue to be subject to the terms and conditions of the 2000 Plan and these Award Terms and Conditions as though such Award Recipient’s employment had not ceased.

9.	Adjustment Upon Changes in Capitalization. The number of Option Shares are subject to adjustment as provided in Section 3 of the 2000 Plan as a result of changes in capitalization of the Company.

10.	Change of Control. In the event of a Change of Control (as defined in Section 16 of the 2000 Plan), each Option shall automatically become fully vested and exercisable.

11.	Incorporation of the 2000 Plan. Notwithstanding anything herein to the contrary, this Grant shall be subject to and governed by all the terms and conditions of the 2000 Plan. In the event of any inconsistency between this Grant and the 2000 Plan, the provisions of the 2000 Plan shall prevail.

[2]	An Award Recipient seeking to complete a cashless exercise may do so, after receiving the Company’s acknowledgement email, through his or her E*TRADE account online or by delivering trade instructions to the Corporate Services Department of E*TRADE by telephone.

12.	Notices. Notices hereunder from the Award Recipient shall be emailed to option.plan.administrator@vicr.com, or delivered by U.S. Mail to the Company at its principal place of business. Communications from the Company to the Award Recipient shall be by email to the Award Recipient’s corporate email address or delivered by U.S. Mail to the Award Recipient at the Award Recipient’s address set forth on the first page of this Stock Option Award Agreement, or in either case at such other address as one party may subsequently furnish to the other party in writing.